Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 247 to the Registration Statement of Deutsche DWS Investment Trust (Form N-1A, No. 002-13628) of our report dated September 24, 2019 on the financial statements and financial highlights of DWS Large Cap Focus Growth Fund (one of the Funds constituting Deutsche DWS Investment Trust) included in the Fund’s Annual Report for the fiscal year ended July 31, 2019.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

November 22, 2019